Exhibit 99.1

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034
PRESS RELEASE

Avnet, Inc. Reports Third Quarter Fiscal Year 2014 Results

Continued Progress at Electronics Marketing drives

Year-Over-Year Growth in Revenue and EPS

Phoenix, April 24, 2014—Avnet, Inc. (NYSE:AVT) today announced results for the third quarter fiscal year 2014 ended March 29, 2014.

Q3 Fiscal 2014 Results

	THIRD QUARTERS ENDED
	March 29, 2014	March 30, 2013	Change
	$ in millions, except per share data
Sales	$6,683.6	$6,298.7	6.1%
GAAP Operating Income	184.8	167.6	10.3%
Adjusted Operating Income (1)	223.8	203.7	9.9%
GAAP Net Income	113.9	86.2	32.1%
Adjusted Net Income (1)	144.1	131.5	9.6%
GAAP Diluted EPS	$0.81	$0.62	30.6%
Adjusted Diluted EPS (1)	$1.03	$0.95	8.4%

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section in this press release.

•	Sales for the quarter ended March 29, 2014 increased 6.1% year over year to $6.7 billion; organic sales (as defined later in the document) grew 3.7% year over year and 3.5% in constant currency

•	Gross profit margin of 12.0% increased 61 basis points sequentially and was essentially flat with the year ago quarter

•	Adjusted operating income of $223.8 million increased 9.9% and adjusted operating income margin of 3.3% increased 12 basis points year over year

•	Adjusted net income of $144.1 million increased 9.6% and adjusted diluted earnings per share of $1.03 increased 8.4% year over year

Rick Hamada, Chief Executive Officer, commented, “Our enterprise level results reflect a third consecutive quarter of year-over-year organic growth led by the performance of our Electronics Marketing (EM) business, which grew revenue 8.8% in its seasonally strong March quarter. This growth was somewhat offset by lower than expected revenue in our Technology Solutions (TS) business, despite the strong performance in the December quarter. TS’ organic revenue declined year over year and, as a result, our organic growth rate at the enterprise level was 3.5% in constant currency. Turning to our bottom line, adjusted operating income increased nearly 10% year over year and operating income margin was up 12 basis points to 3.3%. In line with our general expectations, we experienced strong cash flow from operations for the quarter at $358 million, which continues to bolster our balance sheet and available liquidity. We believe that our combination of resources and strategies continue to position us to build on this current performance with the clear goal of additional progress toward our long-term financial goals as companies continue to invest in technology to accelerate their success.”

Avnet Electronics Marketing Results

		Year-over-Year Growth Rates
	Q3 FY14 Sales	Reported Sales	Organic Sales
	(in millions)
EM Total	$4,133.0	8.8%	8.0%
Excluding FX (1)		8.1%	7.2%
Americas	$1,193.6	(9.6)%	(1.1)%
EMEA	$1,385.8	26.0%	13.3%
Excluding FX (1)		21.7%	9.4%
Asia	$1,553.6	12.8%	11.2%

	Q3’ FY14	Q3’ FY13	Change
Operating Income	$193.4	$165.0	17.2%
Operating Income Margin	4.7%	4.4%	33	bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported sales increased 8.8% year over year to $4.1 billion while organic sales were up 7.2% in constant currency

•	Operating income margin increased 33 basis points year over year to 4.7% primarily due to improvements in the Americas region

•

Working capital (defined as receivables plus inventory less accounts payables) declined 3.5% sequentially and was up 8.9% year over year due to the increase in sales and the acquisition of MSC; excluding acquisitions and the impact of currency, working capital increased 7.1% year over year

•	Return on working capital (ROWC) increased 245 basis points sequentially and 116 basis points year over year due primarily to higher operating income

Mr. Hamada added, “EM delivered another quarter of meaningful progress toward their financial targets as both margins and returns expanded year over year for a third consecutive quarter. In the March quarter, organic revenue increased 7.2% year over year in constant dollars, driven by strong growth in the EMEA and Asia regions. On a sequential basis, EM revenue was essentially flat, and below normal seasonality, due to the expected drop off in certain high volume fulfillment engagements in EM Asia, which drove our December quarter above seasonal levels. The seasonal mix shift to the western regions and the related gross profit margin improvement combined to drive operating income up 12.7% sequentially as operating income margin improved 55 basis points to 4.7%. On a year-over-year basis, the growth in revenue, when combined with the expense actions implemented in fiscal 2013 and the first half of fiscal 2014, drove operating income margin up 33 basis points. In addition to the strong financial performance this quarter, EM continues to position for future growth as the integration of MSC, which adds a broad offering of embedded and display solutions supported by in-depth technical expertise, is proceeding as planned. With a book to bill ratio above parity in all three regions, we are confident we can continue to leverage top line growth into improved financial performance as we return EM to our target margin and returns.”

Avnet Technology Solutions Results

		Year-over-Year Growth Rates
	Q3 FY14 Sales	Reported Sales	Organic Sales
	(in millions)
TS Total	$2,550.6	2.0%	(2.5)%
Excluding FX (1)		2.6%	(1.9)%
Americas	$1,373.5	5.6%	(2.9)%
EMEA	$774.6	(1.1)%	(1.1)%
Excluding FX(1)		(4.9)%	(4.9)%
Asia	$402.5	(3.8)%	(3.8)%

	Q3’ FY14	Q3’ FY13	Change
Operating Income	$60.9	$68.6	(11.3)%
Operating Income Margin	2.4%	2.7%	(35	) bps

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.

•	Reported sales increased 2.0% year over year to $2.6 billion and organic sales decreased 2.5% in reported dollars and 1.9% in constant currency

•	Operating income margin decreased 35 basis points year over year due primarily to a decline in the Americas region partially offset by an improvement in the EMEA region

•	ROWC decreased 809 basis points year over year primarily due to lower operating income

•	At a product level, year-over-year growth in networking and security, as well as services, was partially offset by a decline in servers

Mr. Hamada further added, “Despite coming off a stronger than expected Q2 performance, our TS results did not meet our original expectations primarily due to a weaker than expected close to the quarter in our Americas region, and somewhat softer demand experienced by our computing components business in EMEA. Our Americas revenue declined 26.1% sequentially and organic revenue declined 2.9% year over year. In our EMEA region, revenue declined 18.2% sequentially and organic revenue declined 4.9% year over year in constant currency. The revenue shortfall in our higher margin Americas region strongly influenced overall TS profitability as operating income dollars and margins at the global level declined 11.3% and 35 basis points year over year, respectively. We are, however, encouraged by our performance in EMEA this quarter as their ongoing portfolio management and resource allocation actions resulted in a 65 basis points increase in operating margin year over year. We will continue to monitor our current market conditions carefully and adjust our resources as necessary to resume progress toward our long-term goals.”

Cash Flow/Dividend

•	Cash generated from operations was $358.1 million for the quarter and $470.7 million on a trailing twelve month basis

•	Cash and cash equivalents at the end of the quarter was $960.1 million; net debt (total debt less cash and cash equivalents) was approximately $1.1 billion

•

Under the $750 million stock repurchase program, the Company repurchased 31.7 thousand shares during the quarter at an aggregate cost of $1.3 million. At the end of the fiscal third quarter, the Company had approximately $223 million remaining in the program

•	The Company paid a quarterly dividend of $0.15 per share ($20.7 million) or $62.0 million fiscal year to date

Kevin Moriarty, Chief Financial Officer, stated, “The team has done an effective job of managing working capital during a period where the linearity of our revenue did not follow historic patterns. After consuming cash last quarter to support the strong December close at TS, our cash flow from operations swung to a positive $358 million as accounts receivable declined 13% sequentially and inventory was down 2%. As a result, net debt declined $307 million sequentially and we ended the quarter with $960 million of cash on the balance sheet. With our strong balance sheet and liquidity, we remain well positioned to invest in growth opportunities while continuing to return cash to shareholders via both our dividend commitment and disciplined share repurchase program.”

Outlook for Fourth Quarter of Fiscal 2014 Ending on June 28, 2014

•	EM sales are expected to be in the range of $4.05 billion to $4.35 billion and TS sales are expected to be between $2.55 billion to $2.85 billion

•	Avnet sales are forecasted to be between $6.6 billion and $7.2 billion

•	Adjusted diluted earnings per share (“EPS”) is expected to be in the range of $1.04 to $1.14 per share

•	The EPS guidance assumes 140.6 million average diluted shares outstanding and a tax rate of 27% to 31%

The above EPS guidance excludes the amortization of intangibles and any potential restructuring charges or any charges related to acquisitions and post-closing integration activities. In addition, the above guidance assumes that the average U.S. Dollar to Euro currency exchange rate for the fourth quarter of fiscal 2014 is $1.38 to €1.00. This compares with an average exchange rate of $1.31 to €1.00 in the fourth quarter of fiscal 2013 and $1.37 to €1.00 in the third quarter of fiscal 2014.

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “feel,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). Management believes organic sales is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for (i) restructuring, integration and other expenses, and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement, bargain purchase and other is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

•

ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP.

Third Quarter Fiscal 2014

	Third Quarter Fiscal 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share amounts
GAAP results	$184,843	$164,993	$113,851	$0.81
Restructuring, integration and other expenses	26,083	26,083	19,275	0.14
Gain on legal settlement, bargain purchase and other	—	(2,965)	(1,811)	(0.01)
Amortization of intangible assets and other	12,868	12,868	9,043	0.06
Income tax adjustments	—	—	3,744	0.03

Total adjustments	38,951	35,986	30,251	0.22

Adjusted results	$223,794	$200,979	$144,102	$1.03

Items impacting the third quarter of fiscal 2014 consisted of the following:

•

Restructuring, integration and other expenses of $26.1 million before tax consisted of $15.4 million for severance, $3.9 million for facility exit and asset impairment related costs, $2.3 million for other restructuring costs, $3.9 million for integration-related costs, and an expense of $0.6 million to adjust prior restructuring liabilities. Restructuring, integration and other expenses after tax was $19.3 million;

•	Gain on legal settlement of $3.0 million before tax and $1.8 million after tax related to a settlement payment received during the third quarter;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $12.9 million before tax and $9.0 million after tax; and

•	Income tax adjustments of $3.7 million primarily related to certain items impacting the effective income tax rate in the third quarter of fiscal 2014.

Second Quarter Fiscal 2014

	Second Quarter Fiscal 2014
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share amounts
GAAP results	$221,572	$188,552	$124,864	$0.89
Restructuring, integration and other expenses	28,442	28,442	21,746	0.15
Amortization of intangible assets and other	13,194	13,194	9,125	0.07
Income tax adjustments	—	—	8,158	0.06

Total adjustments	41,636	41,636	39,029	0.28

Adjusted results	$263,208	$230,188	$163,893	$1.17

Items impacting the second quarter of fiscal 2014 consisted of the following:

•

Restructuring, integration and other expenses of $28.4 million before tax consisted of $19.3 million for severance, $1.4 million for facility exit and asset impairment related costs, $0.5 million for other restructuring expenses, $1.5 million for other costs, $4.3 million for integration-related costs, and an expense of $1.4 million to adjust prior restructuring liabilities. Restructuring, integration and other expenses after tax was $21.7 million;

•	Amortization expense and other substantially all of which related to acquired intangible assets of $13.2 million before tax and $9.1 million after tax; and

•	Income tax adjustments of $8.2 million primarily related to certain items impacting the effective income tax rate in the second quarter of fiscal 2014.

Third Quarter Fiscal 2013

	Third Quarter Fiscal 2013
	Operating Income	Income Before Income Taxes	Net Income	Diluted EPS
	$ in thousands, except per share amounts
GAAP results	$167,610	$144,375	$86,196	$0.62
Restructuring, integration and other expenses	27,341	27,341	25,786	0.18
Amortization of intangible assets and other	8,746	8,746	6,122	0.05
Income tax adjustments	—	—	13,371	0.10

Total adjustments	36,087	36,087	45,279	0.33

Adjusted results	$203,697	$180,462	$131,475	$0.95

Items impacting the third quarter of fiscal 2013 consisted of the following:

•

Restructuring, integration and other expenses of $27.3 million before tax consisted of restructuring costs of $23.8 million, integration costs of $14.9 million, other costs aggregating to a net benefit of $10.8 million and a net benefit for changes in estimates for prior restructuring liabilities of $0.6 million;

•	Amortization expense related to acquired intangible assets of $8.7 million before tax and $6.1 million after tax; and

•	Income tax adjustments of $13.4 million primarily related to increases to valuation allowances and reserves.

Organic Sales

Organic sales is defined as reported sales adjusted for (i) the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented and (ii) the impact of the transfer of a portion of certain operations between the EM and TS operating groups, which did not have an impact to Avnet on a consolidated basis but did impact the organic sales for the TS and EM operating groups. Sales taking into account the combination of these adjustments are referred to as “organic sales.”

	Sales as Reported	Acquisition / Divestiture Sales	Organic Sales
		(in thousands)
Q1 Fiscal 2014	$6,345,475	$119,950	$6,465,425
Q2 Fiscal 2014	7,421,854	—	7,421,854
Q3 Fiscal 2014	6,683,616	—	6,683,616

Fiscal year to date 2014	$20,450,945	$119,950	$20,570,895

Q1 Fiscal 2013	$5,870,057	$362,053	$6,232,110
Q2 Fiscal 2013	6,699,465	162,481	6,861,946
Q3 Fiscal 2013	6,298,699	143,992	6,442,691
Q4 Fiscal 2013	6,590,703	124,741	6,715,444

Fiscal year 2013	$25,458,924	$793,267	$26,252,191

“Acquisition/Divestiture Sales” as presented in the preceding table includes the effects of the acquisitions and divestitures included below:

Fiscal 2014

MSC Investoren GmbH, in October 2013 in the EM EMEA region

Seamless Technologies, Inc., in July 2013 in the TS Americas region

Nisko Semiconductors Ltd., in July 2013 in the EM EMEA region

Fiscal 2013

RTI Holdings, in April 2013 in the EM Asia Region

Divestiture in March 2013 of a small business in the EM Americas region

TSSLink, Inc., in January 2013 in the TS Americas region

Universal Semiconductor, Inc., in January 2013 in the EM Americas region

Genilogix, in November 2012 in the TS Americas region

Divestiture in December 2012 of a small business in the TS Asia region

Brightstar Partners, Inc., in November 2012 in the TS Americas region

Magirus AG, in October 2012 in the TS EMEA region

Tekdata Interconnections, Limited, in October 2012 in the EM EMEA region

Internix, Inc., in August 2012 in the EM Asia region

C.R.G. Electronics, Ltd., in August 2012 in the EM EMEA region

Pepperweed Consulting, in August 2012 in the TS Americas region

ROWC, ROCE and WC Velocity

The following table (in thousands) presents the calculation for ROWC, ROCE and WC velocity.

			Q3 FY14	Q3 FY13
Sales			$6,683,616	$6,298,699
Sales, annualized	(a	)	$26,734,464	$25,194,796
Adjusted operating income (1)			$223,794	$203,697
Adjusted annualized operating income	(b	)	$895,176	$814,788
Adjusted effective tax rate (2)			28.2%	27.5%
Adjusted annualized operating income, after tax	(c	)	$642,736	$590,884
Average monthly working capital
Accounts receivable			$5,165,610	$4,806,901
Inventory			$2,592,568	$2,328,051
Accounts payable			$(3,250,104)	$(3,233,582)

Average working capital	(d	)	$4,508,074	$3,901,370

Average monthly total capital	(e	)	$6,034,183	$5,376,597

ROWC = (b) / (d)			19.9%	20.9%
WC Velocity = (a) / (d)			5.9	6.5
ROCE = (c) / (e)			10.7%	11.0%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information section.
(2)

Adjusted effective tax rate for each quarterly period in a fiscal year is based upon the currently anticipated annual effective tax rate, excluding the tax effect of the items described above in the reconciliation to GAAP amounts in this Non-GAAP Financial Information Section.

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.

For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

About Avnet

Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers globally. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 29, 2013, Avnet generated sales of $25.5 billion. For more information, visit www.avnet.com. (AVT_IR)

Investor Relations Contact:

Avnet, Inc.

Vincent Keenan

Investor Relations

(480) 643-7053

investor relations@avnet.com

AVNET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarters Ended		Nine Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Sales	$6,683,616	$6,298,699	$20,450,945	$18,868,221
Cost of sales	5,878,704	5,542,676	18,062,230	16,659,358

Gross profit	804,912	756,023	2,388,715	2,208,863
Selling, general and administrative expenses	593,986	561,072	1,736,689	1,656,052
Restructuring, integration and other expenses	26,083	27,341	66,624	89,655

Operating income	184,843	167,610	585,402	463,156
Other income (expense), net	2,511	4,106	(1,488)	6,649
Interest expense	(25,326)	(27,341)	(80,529)	(79,029)
Gain on legal settlement, bargain purchase and other	2,965	—	22,102	31,350

Income before income taxes	164,993	144,375	525,487	422,126
Income tax provision	51,142	58,179	166,148	98,144

Net income	$113,851	$86,196	$359,339	$323,982

Earnings per share:
Basic	$0.82	$0.63	$2.61	$2.34

Diluted	$0.81	$0.62	$2.57	$2.31

Shares used to compute earnings per share:
Basic	138,418	137,102	137,845	138,215

Diluted	140,179	139,015	140,015	140,316

Cash dividends paid per common share	$0.15	$—	$0.45	$—

AVNET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(THOUSANDS)

(UNAUDITED)

	March 29, 2014	June 29, 2013
Assets:
Current assets:
Cash and cash equivalents	$960,149	$1,009,343
Receivables, net	4,983,890	4,868,973
Inventories	2,510,352	2,264,341
Prepaid and other current assets	199,054	214,221

Total current assets	8,653,445	8,356,878
Property, plant and equipment, net	522,321	492,606
Goodwill	1,344,389	1,261,288
Intangible assets, net	197,829	172,212
Other assets	182,796	191,696

Total assets	$10,900,780	$10,474,680

Liabilities and Shareholders’ Equity:
Current liabilities:
Short-term debt	$848,388	$838,190
Accounts payable	3,207,036	3,278,152
Accrued expenses and other	709,130	705,102

Total current liabilities	4,764,554	4,821,444
Long-term debt	1,221,977	1,206,993
Other long-term liabilities	178,382	157,118

Total liabilities	6,164,913	6,185,555
Shareholders’ equity	4,735,867	4,289,125

Total liabilities and shareholders’ equity	$10,900,780	$10,474,680

AVNET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(THOUSANDS)

(UNAUDITED)

	Nine Months Ended
	March 29, 2014	March 30, 2013
Cash flows from operating activities:
Net income	$359,339	$323,982
Non-cash and other reconciling items:
Depreciation	67,392	65,284
Amortization	33,081	23,844
Deferred income taxes	20,850	9,037
Stock-based compensation	33,896	35,923
Gain on bargain purchase	—	(31,350)
Other, net	54,824	57,800
Changes in (net of effects from businesses acquired):
Receivables	(55,853)	(2,897)
Inventories	(114,258)	192,244
Accounts payable	(148,825)	(175,909)
Accrued expenses and other, net	(46,541)	(68,544)

Net cash flows provided by operating activities	203,905	429,414

Cash flows from financing activities:
Issuance of notes in public offering, net of issuance cost	—	349,258
Repayment of notes	(300,000)	—
Borrowings (repayments) under accounts receivable securitization program, net	230,000	(259,000)
Borrowings (repayments) of bank and other debt, net	56,658	(191,775)
Repurchases of common stock	(1,252)	(207,192)
Dividends paid on common stock	(62,009)	—
Other, net	10,390	4,499

Net cash flows used by financing activities	(66,213)	(304,210)

Cash flows from investing activities:
Purchases of property, plant and equipment	(81,232)	(75,415)
Acquisitions of businesses, net of cash acquired	(116,882)	(244,062)
Cash proceeds from divestitures, net of cash divested	—	3,613
Other, net	4,058	289

Net cash flows used by investing activities	(194,056)	(315,575)

Effect of exchange rate changes on cash and cash equivalents	7,170	4,431

Cash and cash equivalents:
— (decrease)	(49,194)	(185,940)
— at beginning of period	1,009,343	1,006,864

— at end of period	$960,149	$820,924

AVNET, INC.

SEGMENT INFORMATION

(MILLIONS)

(UNAUDITED)

	Third Quarters Ended		Nine Months Ended
	March 29, 2014	March 30, 2013*	March 29, 2014	March 30, 2013*
Sales:
Electronics Marketing	$4,133.0	$3,797.2	$12,225.9	$11,123.8
Technology Solutions	2,550.6	2,501.5	8,225.0	7,744.4

Consolidated Sales	$6,683.6	$6,298.7	$20,450.9	$18,868.2

Operating Income:
Electronics Marketing	$193.4	$165.0	$540.9	$457.1
Technology Solutions	60.9	68.6	243.7	220.4
Corporate	(30.5)	(29.9)	(98.1)	(100.9)

	223.8	203.7	686.5	576.7
Restructuring, integration and other expenses	(26.1)	(27.3)	(66.6)	(89.7)
Amortization of intangible assets and other	(12.9)	(8.7)	(34.5)	(23.8)

Consolidated Operating Income	$184.8	$167.6	$585.4	$463.2

*	Sub-totals and totals may not foot due to rounding